Exhibit 99.1

News Release

Contact:
Juan José Orellana                        Laura Murray
Investor Relations                        Public Relations
562-435-3666                            562-506-9208

MOLINA HEALTHCARE NAMES JOSEPH M. ZUBRETSKY
PRESIDENT & CHIEF EXECUTIVE OFFICER

Long Beach, California (October 10, 2017) - Molina Healthcare, Inc. (NYSE: MOH) today announced that its Board of Directors has named Joseph M. Zubretsky as the company’s new President and Chief Executive Officer, effective November 6, 2017. Mr. Zubretsky, 60, will also be appointed as a member of the Board of Directors when he joins the company. Mr. Zubretsky, who most recently served as President and Chief Executive Officer for The Hanover Insurance Group and a member of its board of directors, will succeed interim chief executive officer, Joseph W. White. Mr. White will remain with Molina Healthcare in his role as Chief Financial Officer and will provide valuable continuity during the transition.
"The board and I are thrilled to welcome Joe Zubretsky as Molina’s next President and CEO,” said Dale B. Wolf, Chairman of the Molina Healthcare Board of Directors. “Joe is the right CEO to lead Molina during this transformative period. He has a track record of strong leadership across multiple businesses, both inside and outside managed care, and has first-hand experience in leading restructuring efforts at previous organizations. We are confident that, under Joe’s leadership, Molina is well-positioned to realize the benefits of our transformation, build on the company's strengths, drive operational excellence, and increase shareholder value.”
Mr. Zubretsky joins Molina Healthcare with more than 35 years of experience in the insurance and financial services industries. Prior to his role as President and Chief Executive Officer of The Hanover Insurance Group, he served almost nine years at Aetna, Inc., one of the nation’s largest healthcare benefits and insurance providers, where he most recently was Chief Executive Officer of Healthagen Holdings, a group of healthcare services and information technology companies. Prior to that, from 2013 to 2014, he served as Senior Executive Vice President leading Aetna’s National Businesses, a $10 billion business providing health solutions to multi-national companies, and from 2007 to 2013 served as Aetna’s Chief Financial Officer. Prior to joining Aetna in 2007, Mr. Zubretsky served in a variety of senior management roles in the healthcare and financial services sector. Mr. Zubretsky began his career with the accounting firm then known as Coopers & Lybrand, rising to partnership in its national insurance industry group. Mr. Zubretsky earned his Bachelor of Science degree in Business Administration from the University of Hartford.
“I am excited to begin my new role at Molina Healthcare,” said Mr. Zubretsky. “The company’s rich heritage and focus on serving families and individuals in need, combined with an unwavering mission-driven culture, generate a compelling service offering in the government healthcare space. I feel a strong obligation to champion operational improvement efforts and growth initiatives that will build on the organizational pride of our employees, as I believe this will ultimately translate into greater value for the customers we contract with, providers, members, and our shareholders.” Mr. Wolf concluded, “I’d like to thank Joe White for his

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Molina Healthcare Names Joseph M. Zubretsky President & Chief Executive Officer

October 10, 2017

exemplary leadership and contributions to Molina during his tenure as interim CEO. Joe took urgent actions over the past five months to substantially improve the Company’s financial performance going forward. Most notably, his involvement in the implementation of a company-wide restructuring plan has created positive momentum and focused the company on pursuing operational excellence and greater profitability.
About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our health plans operating in 12 states across the nation and in the Commonwealth of Puerto Rico, Molina currently serves approximately 4.7 million members. Dr. C. David Molina founded our company in 1980 to serve low-income families in Southern California. Today, we continue his mission of managing the delivery of high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

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